Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429
FOR IMMEDIATE RELEASE		SYMBOL: TECD
Thursday, March 16, 2006	TRADED:	NASDAQ/NMS

Tech Data Completes Sale of EMEA Training Business

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced the completion of the sale of the assets of the EMEA training business (“Training Business”) effective March 10, 2006. The Training Business, which was considered a non-core operation, was sold to Global Knowledge Network, for cash. The Company will provide IT services for a transitional period anticipated to be approximately 6 months, but will have no other significant continuing involvement in the operations of the business.

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 110th on the FORTUNE 500® in 2005, Tech Data generated $20.5 billion in sales for its fiscal year ended January 31, 2006. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

or

Danyle Anderson, Director, Investor Relations and Shareholder Services

727-538-7866 (Danyle.Anderson@techdata.com)

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; risk of declines in inventory value; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; potential adverse effects of acquisitions; foreign currency exchange risks and exposure to foreign markets; potential asset impairments resulting from declines in operating performance; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; exposure to natural disasters, war and terrorism; potential impact of labor strikes; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of March 16, 2006. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.